Exhibit 99.1

                       Hungarian Telephone and Cable Corp.
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100 First Stamford Place, Suite 204                     Kiralyhago U.2.
Stamford, CT  06902 - U.S.A.                            H-1126 Budapest, Hungary
Phone (203) 348-9069                                    Phone (36-1) 457-6300
Fax (203) 348-9128                                      Fax (36-1) 202-4778
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FOR:              HUNGARIAN TELEPHONE AND CABLE CORP.

COMPANY
CONTACT:          Frank J. Busacca, Jr.
                  Chief Financial Officer
    Hungary:      (011) 361-457-6300
    U.S.:         (203) 348-9069

                                                           FOR IMMEDIATE RELEASE

                         HUNGARIAN TELEPHONE AND CABLE
                  REPORTS AN AGREEMENT WITH CITIZENS UTILITIES

STAMFORD, Conn., September 11, 1998 - Hungarian Telephone and Cable Corp. (AMEX:HTC) reported today that its Board of Directors has reached an agreement with Citizens Utilities Company ("Citizens") (NYSE: CZN) to settle the disagreements with Citizens with respect to the future of Hungarian Telephone's management services agreement with Citizens and Citizens' preemptive rights with respect to HTC common stock.

         The settlement, which is subject to the execution of definitive documentation, provides for the issuance by Hungarian Telephone to Citizens of 100,000 shares of HTC common stock and an $8.4 million note maturing in 2004 for the settlement of the past management services fees in the amount of $9.6 million accrued through June 30, 1998. The management services agreement will be terminated. Hungarian Telephone will enter into a consulting services agreement with Citizens. Hungarian Telephone will pay a combined termination fee and consulting retainer to Citizens in the aggregate amount of $21 million in quarterly installments of $750,000 each beginning in 2004 and continuing through 2010.
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HUNGARIAN TELEPHONE REPORTS
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         Furthermore,  going forward,  Citizens' only preemptive right will be a
30-day  right to  purchase  for cash such  number of shares of HTC common  stock
necessary  to  maintain   Citizens'  existing  58.9%  ownership  interest  on  a
fully-diluted basis. Citizens will maintain its accrued preemptive rights to purchase 2.1 million shares of HTC common stock at $13 per share, which rights will expire on July 1, 1999. Citizens will also keep its options and warrant to purchase an aggregate of 4,511,322 shares of HTCC common stock at prices per share ranging from $12.75 to $18.00, which options and warrant shall expire on September 12, 2000.

         Commenting on the settlement, Frank J. Busacca, Chief Financial Officer and Acting President and Chief Executive Officer said, "We are extremely pleased with the settlement with Citizens. We believe this is a major event for our Company. The settlement not only vastly improves Hungarian Telephone's current cash flow, but it also enhances flexibility as we review strategic alternatives with ABN-AMRO. This is the accomplishment of the first critical step in our renewed effort to maximize shareholder value. We have also initiated discussions regarding a restructuring of our existing vendor and credit facilities and continue to be optimistic about a successful conclusion of those negotiations as well."

         Hungarian Telephone and Cable Corp. is a provider of basic telephone services in five defined operating regions of the Republic of Hungary. The Company operates through four Hungarian subsidiaries which have been granted 25-year telecommunications concessions by the Hungarian government. These concessions are exclusive through 2002.

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